Exhibit T3B-1

BYLAWS

FIRST TITLE DENOMINATION AND SUPPLETORIETY, PURPOSE, DURATION, NATIONALITY AND FOREIGN SHAREHOLDERS

FIRST. DENOMINATION AND SUPPLETORIETY

(a) Denomination. The company is called “MAXCOM TELECOMUNICACIONES”, this denomination must be used followed by the words Stock Market Corporation of Variable Capital” (Sociedad Anónima Bursátil de Capital Variable” or its abbreviation” S.A.B. de C.V.” (the “Company”).

(b) Supplementariety. The Company is ruled, in matters not provided for in these bylaws (the “Bylaws”, by the provisions of the Securities Market Law (Ley del Mercado de Valores), the administrative provisions issued pursuant to that Law and, additionally, by the provisions of the General Law of Corporations (Ley General de Sociedades Mercantiles).

SECOND. PURPOSE

The Company has as purpose:

(a) The installation, acquisition, operation and exploitation of a public telecommunications network and / or frequency bands of the radio spectrum, in each case as granted by the federal government through the Ministry of Communications and Transportation or any other dependence, as well as the provision of as well as the provision of auxiliary and related services (including, without limitation, provision of local telecommunication and telephone services, domestic and international long distance, public telephones, voice, data and images, programs (including television programming by cable and transmission via internet protocol).

(b) The commercialization, purchase, sale, import, export, industrialization, distribution, manufacturing, representation, concession, commission, lease of all kinds of goods, products, services and secondary value-added services and trade in general with all kinds of equipment, services and products related to the communication industry.).

(c) The promotion, constitution, organization, exploitation, acquisition and participation in the capital stock or equity of all types of mercantile or civil entities, associations or companies, of any nature and whatever they may be called, whether industrial, commercial, of services or of any other nature, both national and foreign, as well as participating in its administration.

(d) The representation both in the United Mexican States and abroad, as agent, commission agent, intermediary, representative or agent, of all kinds of entities, companies, businesses or individuals or corporations, Mexican or foreign, public or private, of any nature and whatever they are called.

(e) Entering of all kinds of contracts and agreements, as well as the execution of all kinds of commercial operations and legal procedures or professional acts in the business areas expressed in the preceding paragraphs, either in its own name or on behalf of third parties.

(f) The obtaining and use by any legal means of all kinds of concessions, permits, franchises, licenses, authorizations, assignments, registrations, patents, trademarks, copyrights, names and commercial notices that contribute to the realization of the purpose and social goals of the Company.

(g) Receive from other companies and individuals, as well as provide other companies and individuals, the services that are necessary for the achievement of its goals or social purposes, such as administrative, financial, treasury, audit, marketing, accounting services, program development and manuals, analysis of operating results, evaluation of information on productivity and possible financing, preparation of studies on the availability of capital, technical assistance, advice, consulting, among others.

(h) Obtain, acquire, develop, make improvements, use, grant and receive licenses or dispose, according to any legal title, of all kinds of patents, trademarks, profit models, copyrights, industrial designs and industrial secrets, certificates of invention, notices and commercial names, any other industrial property rights, whether in Mexico or abroad.

(i) The obtaining of all kinds of financing, loans or credits, issuing obligations, bonds, commercial paper and any debt instruments or debt securities, whatever they are called and ruled by any legislation, with or without the granting of real guarantees, through pledge, mortgage, trust or in accordance with any other legal title, or with personal guarantees, for any goal determined by the Company.

(j) Grant any type of loan financing to individuals or mercantile or civil entities, companies and situations.

(k) Grant all kinds of personal real guarantees and collaterals of obligations, credit instruments or debt instruments payable by any person, companies, entities and institutions of any nature, whatever they may be called and ruled by any legislation, becoming guarantor, joint and several obligor, endorser or surety of such persons.

(l) Subscribe, draw, issue, accept, endorse and guarantee all kinds of credit titles or debt instruments and carry out credit operations and derivative financial operations, of any nature and ruled by any legislation.

(m) Carry out, supervise or contract, on its own or by third parties, all kinds of constructions, buildings or facilities for offices or establishments of any kind.

(n) Carry out, on its own or by third party, training and development programs, as well as research work.

(o) Give or take in lease or in bailment, as well as acquire, possess, exchange, alienate, transfer, dispose or encumber, the ownership or possession of all kinds of movable and immovable property, including any real or personal rights over them, that are necessary or convenient for its corporate purpose, regardless of the legislation ruling such operations or however they are called.

(p) Act as commission agent, mediator, representative or intermediary of any person or company.

(q) The production, transformation, adaptation, commercialization, import, export, sale or disposal, according to any legal title, of machinery, spare parts, materials, raw materials, industrial products, effects and goods of all kinds.

(r) Place its own shares, securities that represent them, credit instruments or debt instruments, in national or foreign securities markets, with prior authorization from the competent authorities when necessary, including through stock exchanges or foreign trading systems, request the inscription of its securities at any national or foreign securities authority and to register its securities in any stock exchange or trading system.

(s) Issue unsubscribed shares, for its placement among the public, under the terms of Article 53 (fifty-three) or any provision that replaces it, of the Securities Market Law (Ley del Mercado de Valores).

(t) Acquire its own shares, under the terms of the Securities Market Law and the general provisions that are applicable.

(u) Carry out any act or appoint any committee if for any reason was required or permitted in accordance with applicable law.

(v) In general, carry out all related and accessory or accidental acts and operations that are necessary or convenient for the performance of the foregoing purposes and enter into all types of contracts and agreements with third parties, including with shareholders of the Company, in which rights and obligations in charge of the Company are established, in accordance with any legislation it deems appropriate.

THIRD. CORPORATE ADDRESS

The Company has its corporate address in Mexico City, but it can establish agencies or branches inside and outside the United Mexican States, and agree to conventional addresses, without it being understood that its corporate address has been changed.

FOURTH. DURATION OF THE COMPANY

The duration of the Company shall be indefinite.

FIFTH. NATIONALITY AND FOREIGN STOCKHOLDERS

(a) Nationality of the Company. The nationality of the Company is Mexican.

(b) Foreign Shareholders. Foreigners who become shareholders of the Company are obliged for that only reason, before the Ministry of Foreign Affairs, to be considered as nationals with respect to the shares they acquire or of which they become holders, as well as with respect to the assets, rights, concessions, authorizations, participations or interests held by the Company, or of the rights and obligations arising from the contracts in which the Company is a party, entered into with Mexican authorities, and therefore, not to invoke the protection of their governments, under penalty, otherwise, of losing such shares in the benefit of the Mexican Nation. The commitment contained in this subsection (b) will be enforceable by the federal government through the Ministry of Foreign Affairs.

SECOND TITLE — CAPITAL STOCK AND SHARES

SIXTH. INTEGRATION OF THE CAPITAL STOCK, SHARES AND VOTING REGIMES.

(a) The capital stock of the Company is divided in 2 (two) parts: fixed and variable. The fixed capital without right of withdrawal is $54,753,302.00 (fifty-four million seven hundred fifty-three thousand three hundred two pesos 00/100, domestic currency), represented by 36,400 (thirty-six thousand four hundred) ordinary shares, registered, without expression of face value, fully subscribed and paid, all corresponding to Series A and which will also be identified as Class I.

(b) The variable part of the capital stock is unlimited and will also be represented by ordinary, nominative and non-nominal value shares, which will also be identified as Series A but as representative of the variable part of the capital stock Class II.

(c) Subject to the provisions of the Ninth clause of these Bylaws and the following subsections, all Series A shares shall be ordinary with full voting rights, which shall confer equal rights and obligations to their holders.

(d) Notwithstanding any provision otherwise contained in these Bylaws and, subject to the applicable provisions contained in the Foreign Investment Law (Ley de Inversión Extranjera) (as reformed, amended or rescinded) and in the Federal Telecommunications and Broadcasting Law (Ley Federal de Telecomunicaciones y Radiodifusión), Series A shares shall be of free subscription,

(e) Except in the cases and with the requirements referred to in Articles 57 (fifty-seven), 366 (three hundred and sixty-six) and 367 (three hundred and sixty-seven) of the Securities Market Law, legal entities with respect to which the Company has the capacity to (i) impose, directly or indirectly, decisions in the General Shareholders’ Meetings, or appoint or dismiss the majority of the Board Members, administrators or their equivalents, (ii) maintain the ownership of rights that allow , directly or indirectly, vote on more than (fifty percent) of the capital stock, or (iii) to manage, directly or indirectly, the administration, strategy or main policies, whether through the ownership of securities, by contract or in any other way, they may not acquire, directly or indirectly, shares representing the capital of the Company or credit titles that represent such shares, except for acquisitions that are made through common funds.

(h) In terms of what establishes the concession title to install, operate and exploit public telecommunications networks granted by the Federal Government, through the Ministry of Communications and Transportation (the “SCT”) to the Company, in the event that a person intends to make a transfer, subscription or an acquisition in general of Series A shares that represent 10% (ten percent) or more (or any other percentage higher or lower, where appropriate, that at such moment is required, in accordance with the applicable Mexican legislation) of the outstanding capital stock of the Company, then:

(i) Said Person shall give written notice on the matter to the Company, (and the Company shall inform the Board of Directors and the SCT) of the matter, and said statement shall include information regarding the identity of the person who intends to acquire the Series A shares (the “Buyer”).

(ii) As a condition for such transfer, subscription or, in general, acquisition of Series A shares, the Buyer shall be obliged to inform the SCT of everything that said agency requires for the purpose of evaluating the Buyer in terms of the applicable legislation. If the Buyer is a company, it must also identify the people who, directly or indirectly, are holders of (ten percent) or more (or of that higher or lower percentage, if applicable, as required by the applicable Mexican law and in force at that time) of the capital stock of that company.

(iii) If the transfer, subscription or acquisition of Series A shares has not been denied by the SCT within 90 (ninety) calendar days from the presentation of the notice, said transfer, subscription or acquisition shall be deemed approved by the SCT.

(iv) Only those transmissions, subscriptions or acquisitions approved or not denied by the SCT will be registered in the Company’s record of shares, without prejudice to the authorizations required by other authorities in accordance with the applicable legal provisions.

(v) To the extent applicable, the core (or a summary) of the provisions contained in this subsection (i) must be reflected in the definitive titles of shares issued by the Company.

SEVENTH. CAPITAL STOCK VARIATIONS; TREASURY SHARES AND PLACEMENT.

(a) Except as provided in Clause Eight, subsection (b), the capital stock may be increased or decreased by agreement of the General Shareholders’ Meeting, being it extraordinary or ordinary, whether it is increases or decreases in fixed or variable capital, respectively, with the exception provided in subsection (i) below, which will always be a faculty of the Extraordinary General Meeting.

(b) Increases or decreases in the fixed capital of the Company must be decreed by resolution of the Extraordinary General Meeting of Shareholders that additionally approves the corresponding amendment of the Company’s Bylaws.

(c) For increases or decreases in the variable part of the capital stock, it will be sufficient its approval by resolution adopted by a simple majority of shareholders at any Ordinary General Meeting of Shareholders, or at an Extraordinary General Meeting of Shareholders except for what is established in subsection (h) below, and that the minutes in which said resolutions are recorded is notarized before a notary public, without the need to register the respective deed in the Public Registry of Commerce.

(d) Decreases to the minimum fixed or variable capital stock that are decreed to absorb losses will be made without the need to extinguish shares, by virtue of the fact that they have no face value.

(e) In the event of a reduction of the capital stock through a reimbursement to shareholders, said reduction will be applied to the shareholders in the proportion corresponding to their holdings relative to all outstanding shares.

(f) In accordance with Article 50 (fifty) of the Securities Market Law (Ley del Mercado de Valores), shareholders of the variable part of the Company’s capital stock will not have the right of withdrawal referred to in Article 220 (two hundred and twenty) of the General Law of Corporations (Ley General de Sociedades Mercantiles).

(g) No capital increases may be decreed before the previously issued shares have been paid in full. When the respective agreements are taken, the General Meeting of Shareholders that decrees the increase, or any subsequent General Meeting of Shareholders, may determine the terms and basis on which said increase should be carried out.

(h) The Company may issue unsubscribed shares, which will be kept in the treasury of the Company to be allocated to the extent that its subscription and payment is made.

(i) The shares that are issued by virtue of the increase of the fixed or variable part of the capital stock and that by resolution of the Extraordinary General Meeting of Shareholders are destined for public placement, must be deposited in the treasury of the Company to be allocated as the subscription is made pursuant to Article 53 (fifty-three) of the Securities Market Law (Ley del Mercado de Valores), and may be offered for subscription and payment by the Board of Directors, in accordance with the powers granted to it by the Extraordinary General Meeting of Shareholders. Unless otherwise provided in these Bylaws or in the Securities Market Law (Ley del Mercado de Valores) The pre-emptive subscription right referred to in Article 132 (one hundred thirty-two) of the General Law of Corporations (Ley General de Sociedades Mercantiles) and this Clause shall not be applicable in the case of capital increases made by means of public offers under the aforementioned Article 53 (fifty and three) of the Securities Market Law (Ley del Mercado de Valores).

(j) increases in capital may be made by capitalization of unnapropriated earnings or surplus reserves, or by payment in cash or in kind or capitalization of any other item of capital stock. In the increases due to capitalization of reserves, unnapropriated earnings or surplus or any other item of capital stock, all holders of the subscribed, paid and outstanding shares at the time of such increase shall be entitled to their proportional share of the new shares issued as a result of the capitalization.

(k) In increases by payment in cash or in kind, except as provided in subsection (i) above and in the case of shares issued (i) in connection with the merger of the Company, (ii) for the conversion of convertible debentures into shares of the Company or as a consequence of such conversion, and (iii) for the placement of its own shares acquired under the terms of Clause Eight of these Bylaws, the shareholders of the subscribed, paid and outstanding shares at the time the increase is determined, shall have preference to subscribe the new shares that are issued or put into circulation, during a term of 15 (fifteen) calendar days, computed from the day following the date of publication of the corresponding notice, in the electronic system established by the Ministry of Economy, or calculated from the date in which the Extraordinary General Meeting of Shareholders took place, in the event that all the shares into which the capital stock is divided have been represented in that Meeting. The Company must also deliver a notice to any shareholder who has requested such notice at the address established by such shareholder for such purpose. Notwithstanding the provisions of these Bylaws, other than the additional right to be notified mentioned in the preceding sentence, shareholders will have only the minimum pre-emptive rights required under the non-waivable provisions of Mexican legislation.

(l) If, after the expiration of the term during which the shareholders shall have exercised the preferential right granted pursuant to subsection (k) of this Clause, there are still shares that are not subscribed, they may be offered for subscription and payment, under the conditions and terms established by the General Shareholders’ Meeting itself that decreed the capital increase, or on the terms established by the Board of Directors, as the case may be, at a price that may not be less than the price at which they were offered to the Company’s shareholders for subscription and payment.

(m) Shareholders shall not enjoy the pre-emptive right referred to in the foregoing paragraphs in the case of: (i) the merger of the Company; (ii) the conversion of debentures or other debt instruments; (iii) the public offering under the terms of provisions of Article 53 (fifty-three) of the Securities Market Law (Ley del Mercado de Valores); (iv) the placement of shares acquired by the Company, in accordance with the provisions of Clause Eight of these Bylaws; (v) the increase in the capital stock through the payment in kind of the shares issued or through the cancellation of liabilities payable from the Company; and (vi) the issuance of shares resulting from capital increases for subscription and payment by officers, employees and board members of the Company or its subsidiaries as a means of exercising option plans, stock plans retirement plans or similar plans constituted and approved in terms of and applicable legislation, or by trusts constituted and approved in terms of the applicable legislation, with respect to option plans, stock plans, retirement plans or similar plans for employee directors of the Company and its subsidiaries.

(n) Except for increases or reductions in capital stock resulting from the placement of its own shares acquired by the Company, under the terms of Clause Eight of these Bylaws, any increase or reduction in capital stock must be recorded in the book of variations in capital that the Company will keep for this purpose in accordance with the provisions of Article 219 (two hundred and nineteen) of the General Law of Corporations (Ley General de Sociedades Mercantiles), through the secretary of the Board of Directors.

EIGHTH. RESTRICTIONS TO THE ACQUISITION OF SHARES AND ACQUISITION OF OWN SHARES

(a) Measures to prevent acquisition of control. (i) (1) Any person or entity or group of persons or entities, shareholder or group of shareholders that intends to acquire, directly or indirectly, by any means or legal title and in one or a series of consecutive operations or not, inside or outside the stock exchanges, Series A shares, instruments linked to shares or representative of shares, instruments convertible into or exchangeable for shares or rights or equity participations, or entering into any type of contract or arrangement under the law of any jurisdiction and with any shareholders or third parties, which in any way gives such person or entity or group of persons or entities, control. Ownership, possession or rights with respect to shares in all cases representing the capital stock of the Company, for a percentage equal to or greater than 20% (twenty percent) of the total issued and outstanding capital stock of the Company, must obtain prior express written authorization from the Board of Directors, in accordance with the provisions of paragraph (r) of Clause Twenty-First of these Bylaws.

(2) The same authorization shall be required of any competitor of the Company, whether an individual or a corporation, acting individually or jointly, who intends, in an act or succession of acts, to acquire directly or indirectly, in accordance with any legal title, Series A shares, instruments linked to shares or representative of shares, instruments convertible into or exchangeable for shares or rights with respect to shares, in all cases representative of the Company’s capital stock, representing a percentage equal to or greater than 2% (two percent) of the Company’s outstanding capital stock.

(3) The Board of Directors shall resolve any request presented for the foregoing purposes, within 90 (ninety) calendar days following the date of reception of the written authorization request by the Chairman of the Board, which must be addressed and delivered to the Chairman and Secretary of the

Board of Directors of the Company. In the event that the Board of Directors does not issue a response to the request within the term indicated above, it shall be understood that said request has been denied.

(4) The Board of Directors must take into consideration various factors, including the existence of conflicts of interest, the viability of the bid, the price offered, the conditions to which the bid is subject, the identity and credibility of the bidders (to the extent that it is determinable and without any responsibility for the Members of the Board), the sources of financing of the bid and the completion period. In the event of obtaining the authorization of the Board of Directors, the person or group of persons who intend to acquire, directly or indirectly, successively or simultaneously, the ownership of the Series A shares, instruments referring to shares, instruments convertible or exchangeable for shares or representative of shares or rights with respect to shares, or to enter into contracts or agreements requiring authorization with respect to shares in all cases representative of the Company’s capital stock that represent or exceed any of the aforementioned percentages, will be obliged to make for the acquisition, or for the execution of contracts or agreements requiring simultaneous authorization, a public offer to purchase all the shares or instruments referring to shares, convertible or exchangeable for shares or representative of shares representing the capital stock of the Company, unless the Board of Directors has expressly exempted such persons in accordance with the applicable legislation, when granting the corresponding authorization, from the obligation to carry out the public purchase offer; on the understanding that, in the event that the Board of Directors receives, once the corresponding authorization has been granted but before the acquisition or conclusion of the contract or agreement in question has been concluded, an offer from a third party, reflected in a request, to acquire all the shares or instruments referring to shares, convertible or exchangeable for shares or representative of shares, in all cases representing the capital stock of the Company, in better terms for the shareholders or holders of instruments referred to or representative of shares of the Company (the Board of Directors will have the power to revoke the authorization previously granted, and to authorize the new operation in charge of the corresponding third party, without in such case the Board of Directors or its members having any responsibility whatsoever, of which the shareholders or holders of instruments referring to shares or convertible or exchangeable for shares/ or representative of shares of the Company exonerate them for the sole fact of acquiring shares or instruments referring to or representative of shares, in all cases representative of the capital stock of the Company.

(5) Notwithstanding the provisions of the preceding paragraphs, independently of the percentage held by the shareholder or holder of the corresponding instruments, the authorization referred to in said paragraphs shall not be required in the event of acquisition, disposal or transfer of shares or instruments referred to or representing shares, in all cases representing the capital stock of the Company, by succession or transfer through Affiliates or as a distribution to the holders of capital of any shareholder. “Affiliate” of a person means any other person who controls, is controlled or is under common control with such other person, and “control” means the possession, directly or indirectly, of the power to direct the management, policies, assets or property of a person through the ownership of voting securities, contracts or others.

(6) In order to decide on the request for authorization for the acquisition of shares, or instruments referring to shares or representing shares, with respect to the execution of contracts or agreements requiring authorization, the Board of Directors may request the opinion of the Corporate Practices Committee, if it deems it appropriate.

(7) The Board of Directors may, without incurring any liability whatsoever, submit the request for authorization to the consideration of the Extraordinary General Meeting of Shareholders if it deems it appropriate.

(8) The authorizations granted by the Board of Directors pursuant to this clause shall have no effect if the information basis on which such authorizations were granted is not true, is incomplete or incorrect or is otherwise affected.

(9) The authorizations referred to in this Clause (i) entitle the recipient to acquire Series A shares, instruments referring to agreements or contracts requiring authorization with respect to shares in the number or maximum percentage indicated in the corresponding authorization, and (i) may establish a determined period of validity for the authorization itself. Authorizations will be non-transmissible, unless otherwise stated.

(10) In the event of non-compliance with the provisions of this subsection (a) (i) of this Clause, the alleged holder(s) or shareholders will not be allowed to exercise the rights inherent to the Series A shares or instruments of which they have sought to obtain ownership (including economic rights) and such shares or instruments shall not be taken into account for purposes of determining the quorum or majorities required for approval of any resolution at the Company’s Shareholders’ Meetings, with the Company refraining from registering the aforementioned presumed holders or shareholders in the share registry book and without the registration, if any, at an institution for the deposit of securities in accordance with applicable legislation, taking effect. The person or persons who acquire shares or other instruments in violation of the provisions of this paragraph (a) (i) shall alienate the shares or instruments to an interested third party approved and indicated by the Board of Directors.

(ii) Without prejudice or modification to the provisions of subsection (i) above, any individual or entity, group of individuals or entities, shareholder or group of shareholders that intends to acquire, directly or indirectly, by any means or legal title and in one or a series of consecutive or non-consecutive transactions, Series A shares, instruments linked to shares or representative of shares, instruments convertible into or exchangeable for shares or rights or equity participations in all cases representing the Company’s capital stock, by a percentage equal to or greater than 30% (thirty percent) of the total issued and outstanding capital stock of the Company, within or outside a stock exchange, must make such acquisition through a public tender offer in terms of Articles 95 (ninety-five), 96 (ninety-six), 97 (ninety-seven), 98 (ninety-eight) and other applicable provisions of the Securities Market Law (Ley del Mercado de Valores) and the provisions arising therefrom.

(b) Acquisition of Shares by the Company. (i) The Company may acquire the shares representing its own capital stock without the prohibition established in the first paragraph of Article 134 (one hundred and thirty-four) of the General Law of Corporations (Ley General de Sociedades Mercantiles) being applicable, provided that the acquisition of the shares is made pursuant to Article 56 (fifty-six) and other provisions of the Securities Market Law (Ley del Mercado de Valores) and the administrative provisions issued pursuant to said law.

(ii) The Ordinary General Meeting of Shareholders shall expressly agree on the maximum amount of resources that may be allocated to the purchase of own shares for each fiscal year, with the imitation that the sum of the resources that may be allocated for this purpose in no case exceeds the total balance of the Company’s net profit, including retained profits.

(iii) As long as the shares belong to the Company, they may not be represented or voted on at General Shareholders’ Meetings, nor may corporate or economic rights of any kind be exercised.

(iv) The Company’s own shares or, as the case may be, unsubscribed shares held in the Company’s treasury, may be placed among the investor public, without for these cases the increase of the corresponding capital stock requiring a resolution of a General Shareholders’ Meeting of any kind, nor the resolution of the Board of Directors regarding their placement, nor is the pre-emptive subscription right referred to in these Bylaws being applicable.

(v) In no case the acquisition and placement operations can give rise the percentages established in Article 54 (fifty-four) of the Securities Market Law being exceeded, nor to the failure to comply with the maintenance requirements for the registration in the listing of securities of the stock exchange in which they are listed.

(vi) The purchase and placement of shares set forth in this clause, the reports on them that must be presented to the Ordinary General Shareholders’ Meeting, the financial information disclosure rules, as well as the form and terms that these operations are made known to the Commission, to the corresponding stock exchange and to the investor public, shall be subject to the general provisions issued by the Commission itself.

NINTH. LIMITED VOTING SHARES

Pursuant to Article 54 (fifty-four) of the Securities Market Law (Ley del Mercado de Valores), the General Shareholders’ Meeting may decide on the issuance of shares with limited, restricted or non-voting rights, up to the maximum permitted by the Securities Market Law (Ley del Mercado de Valores); the Foreign Investment Law (Ley de Inversión Extranjera); and any other applicable law or regulation.

TENTH. SHARE CERTIFICATES.

(a) The shares shall be covered by certificates that shall contain the requirements established in Article 125 (one hundred and twenty-five) of the General Law of Corporations (Ley General de Sociedades Mercantiles) and indicate the series to which they correspond. The certificates may represent one or more shares, shall be progressively numbered and shall be signed by 2 (two) members of the Board, one of whom shall be an independent member, with his handwritten or facsimile signature, in whose case, the original of his signature shall be deposited at the Public Registry of Commerce.

(b) In the event of loss, destruction or theft of one or more titles or share certificates, the owner may request the issuance of a new one, subject to the provisions of the General Law of Credit Instruments and Transactions (Ley General de Títulos y Operaciones de Crédito). The costs incurred in connection with the issuing of the new certificate shall be borne by the person concerned.

(c) Share certificates must contain a summary of the applicable provisions of these Bylaws.

(d) The shares may be covered by one or more global securities deposited at an institution for the deposit of securities that is authorized in accordance with the Securities Market Law (Ley del Mercado de Valores). In the case of share certificates deposited at an institution for the deposit of securities or when such institution receives directly from the Company the securities arising from the exercise of proprietary rights on behalf of its depositors, the Company may, with the prior approval of the institution for the deposit of securities, hand to the depository institution multiple certificates or a single certificate covering the shares subject of the issuing and of the deposit, with the institution itself having to make the necessary entries so that the rights of the respective depositors are determined. In such a case, the securities representing them shall be issued with the indication that they have been deposited at the institution for the deposit of the securities in question, without any requirement to express in the document the name, address or nationality of the holder.

ELEVENTH. SHARE REGISTER.

(a) The Company shall keep a register of shares under the terms of Article 128 (one hundred and twenty-eight) of the General Law of Corporations (Ley General de Sociedades Mercantiles), either directly or under the terms of Article 290 (two hundred and ninety) and other applicable terms of the Securities Market Law (Ley del Mercado de Valores). This register can be under the responsibility of the secretary of the Board of Directors of the Company, of an institution for the deposit of securities or of a credit institution.

(b) The Company shall recognize as the legitimate holder of the shares anyone who is entered as such in the register referred to in the preceding paragraph. At the request of any holder of shares or securities or of any interested party, subject to the applicable verification, the Company shall record in the aforementioned register the transmissions and conversions of shares carried out, subject to the provisions of clause Five of these Bylaws. The register will remain closed from the day prior to the date of each Shareholders’ Meeting, until the day after the Meeting in question, in which no entry will be made in said register.

TWELFTH. CANCELLATION OF REGISTRATION IN THE NATIONAL SECURITIES REGISTER.

In the event of cancellation of the registration of representative shares of the capital of the Company or of securities representing them of the National Securities Registry, either by request of the Company itself, prior agreement of the Extraordinary General Meeting of Shareholders and with the favorable vote of the holders of shares or securities representing them, with or without voting right of with limited voting right, representing ninety and 95% (five per cent) (sic) of the Company’s capital, or by resolution of the Committee, the Company must make, prior to the said cancellation, a public tender offer, within 180 (one hundred and eighty) days following the request or the authorization of the Committee, as the case may be, complying for such purposes with the provisions of Articles 96 (ninety-six) 97 (ninety-seven), 98 (ninety-eight), Sections I and II, 101 (one hundred and one), first paragraph, and 108 (one hundred and eight) of the Securities Market Law (Ley del Mercado de Valores). The bid must be addressed exclusively to those shareholders who do not belong to the control group of the Company.

Shareholders of the control group (as this term is defined in the Securities Market Law [Ley del Mercado de Valores]) will be subsidiarily liable to the Company for the compliance with the provisions of this Clause, if it is a cancellation request of the Commission.

In order to comply with the provisions of Article 108 (one hundred and eight) of the Securities Market Law (Ley del Mercado de Valores) , the Board of Directors of the Company must prepare, no later than the tenth (10 (0) ) business day following the commencement of the public tender offer, listening to the Corporate Governance Committee, and disclosing to the investor public its opinion regarding the price of the public tender offer and the conflicts of interest, if any, that each of the members of the Board have regarding the tender offer. This opinion may be accompanied by another opinion issued by an independent expert. Likewise, the members of the Board and the Chief Executive Officer of the Company must disclose to the public, along with the aforementioned opinion, the decision they will take with respect to the shares or securities linked to shares of their property.

THIRD TITLE - ADMINISTRATION AND OVERSIGHT OF THE COMPANY

FIRST CHAPTER - BOARD OF DIRECTORS.

THIRTEENTH. INTEGRATION OF THE BOARD OF DIRECTORS.

(a) The management of the Company shall be entrusted to a Board of Directors and a Chief Executive Officer, within their respective spheres of competence.

(b) The Board of Directors shall be composed of a minimum of 5 (five) and a maximum of 21 (twenty-one) members, of whom: (i) at least 25% (twenty-five) must be independent in accordance with the characteristics of “independent member” defined in the Securities Market Law (Ley del Mercado de Valores) as well as in the provisions of the stock market mandatory for the Company. The General Shareholders’ Meeting shall be responsible for qualifying the independence of its members of the board. The Commission, prior right to a hearing of the Company and of the member of the board in question, may object to the assessment of independence of the members of the Board, when there are elements that demonstrate the lack of independence, within a period of 30 (thirty) working days counted from the notification made by the Company.

(c) The Ordinary General Meeting of Shareholders or the Board of Directors shall have the power to appoint from among its members the person who should occupy the position of Chairman of the Board. The Vice-Chairman of the Board shall replace the Chairman of the Board, in his/her temporary absences, in the manner he/she deems appropriate for the best performance of the Board of Directors.

(d) The Board of Directors shall meet in the event of the resignation or permanent absence of the Chairman, and the respective session shall be summoned and chaired by the member who replaces the Chairman in his temporary absences, in order to appoint from among its members the one who should occupy the position of Chairman of the Board.

(e) The Secretary of the Board and his or her alternate shall be appointed by the Board of Directors. The members of the Board shall not be eligible to hold the office of Secretary or Alternate Secretary.

(f) (sic) The Company shall pay for reasonable and documented expenses - (including reasonable travel and accommodation expenses) incurred by each member (and each alternate member) of the Board in connection with their attendance at each meeting of the Board, or any Committee attended by such member (and alternate) and any other reasonable expenses incurred in connection with the performance of their duties as a member of the Board or of any Committee.

FOURTEENTH. APPOINTMENT OF MEMBERS OF THE BOARD

(a) The members of the Board shall be appointed or ratified, as the case may be, at the Ordinary General Meeting of Shareholders that meets to acknowledge the approval of the report referred to in Article 172 (one hundred and seventy-two) of the General Law of Corporations (Ley General de Sociedades Mercantiles).

(b) The members of the Board of Directors shall remain in office for the period for which they were appointed, except in the following cases: (i) death or incapacity of the member of the Board; (ii) resignation of the member of the Board; (iii) supervening of an impediment in terms of the applicable law; or (iv) when so approved by 51% (fifty-one percent) of the outstanding shares gathered in the General Ordinary Meeting of Shareholders in question, without prejudice to the right referred to in the following Fifteenth Clause.

(c) The members of the Board shall continue in the performance of their duties, even if the term for which they have been appointed has expired or due to resignation, up to a term of 30 (thirty) calendar days, in the absence of the appointment of the substitute or when the latter does not take possession of his position, without being subject to the provisions of Article 154 (one hundred and fifty-four) of the General Law of Corporations (Ley General de Sociedades Mercantiles).

(d) In any of the cases referred to in (i) to (iii) referred to in subsection (b) above, the office of board Member shall be held by the person appointed by the Board of Directors as provisional proprietary board Member, until the Ordinary General Meeting of Shareholders gathers to ratify the provisional member of the Board or appoints the new proprietary member of the Board who shall replace him/her until the end of the term of office of the member of the Board in question.

(e) In the event that the provisional member of the board is also located in one of the cases referred to in subsections (i) to (iii) above, the Board of Directors will appoint the provisional member of the Board to replace him, who will remain in office until the next Ordinary General Meeting of Shareholder takes place to ratify or appoint the new member of the Board, who must replace him until the end of the term of the member of the Board who has ceased to form part of the Board of Directors.

(f) The Ordinary General Meeting of Shareholders shall ensure that the appointment of the members of the Board under the terms of this clause does not prevent any shareholder or group of shareholders from exercising the right referred to in Clause Fifteen of these Bylaws. In any case, the appointment and removal of the members of the Board of the minorities shall not be subject to the rules established in paragraph (b) of this clause for the rest of the members of the Board.

(g) In the appointment of directors, the provisions established by Articles 24 (twenty-four) and 26 (twenty-six) of the Securities Market Law (Ley del Mercado de Valores) shall be observed at all times.

FIFTEENTH. MINORITIES RIGHT TO APPOINT MEMBERS OF THE BOARD.

(a) At any Ordinary General Meeting of Shareholders gathered to discuss the appointment of members of the Board, any minority of shareholders with voting rights, including limited or restricted rights, representing at least 10% (ten percent) of the capital stock in one or more series or classes of shares, shall have the right to appoint a member of the Board. Those exercising this right may not participate in the appointment of the remaining members of the Board.

(b) The appointment of the member or members of the Board made by the minority shareholders may only be revoked when the appointment of all the other members of the Board is also revoked or when the minority shareholders who appointed them determine it so. In this latter case the substituted individuals may not be appointed with such character during the next 12 (twelve) months immediately following the date of their revocation.

SIXTEENTH.  SESSIONS OF THE BOARD OF DIRECTORS; INTEGRATION AND VOTE.

(a) The Board of Directors shall meet at least 4 (four) times a year. The Board of Directors shall meet validly with the attendance of a majority of its members and its resolutions shall be taken by majority vote, on the understanding that each proprietary member or his respective alternate shall have the right to 1 (one) vote.

(b) In the event of a tie, the Chairman of the Board shall have the casting vote.

SEVENTEENTH. SESSIONS OF THE BOARD OF DIRECTORS; SUMMONS AND VENUE.

(a) The Chairman of the Board, 25% (twenty-five percent) of the members of the Board or the Chairman of the committee or committees in charge of the corporate governance or audit functions of the Company, may summon for meetings of the Board of Directors.

(b) The meetings shall be held in Mexico City or in any other place deemed appropriate by the Board of Directors itself. Summons for such meetings must be sent to those who shall attend, at least five (5) calendar days prior to the date of the event, without prejudice to the fact that the Board of Directors annually agrees on a calendar of ordinary meetings, in which case no prior summons will be required. With the summons, the agenda or the list of issues to be dealt with and resolved must be sent and, if not by summons, the agenda must be circulated with sufficient opportunity.

EIGHTEENTH. CHAIRMAN AND SECRETARY OF THE MEETINGS OF THE BOARD.

(a) The meetings of the Board of Directors shall be chaired by the Chairman of the Board and, in his/her absence, by a member of the Board appointed by the Board of Directors itself.

(b) As Secretary of the meeting shall act the Secretary of the Board, in his/her absence, his/her alternate and, in the absence of both of them, the person appointed by the members of the Board who are present at the meeting.

NINETEENTH.  MINUTES OF THE MEETINGS OF THE BOARD OF DIRECTORS.

Minutes of all meetings of the Board of Directors shall be drawn up by the person acting as secretary at the meeting, where the matters dealt with and the resolutions adopted shall be recorded. Such minutes shall be entered in the respective minutes book and shall be signed by those who acted as Chairman and Secretary of the meeting.

TWENTIETH.  RESOLUTIONS OF THE BOARD OF DIRECTORS OUT OF A SESSION.

(a) The Board of Directors may, without needing to meet in session, adopt resolutions by unanimity.

(b) The consent of the member of the Board may be given orally to the Chairman or to the members assisting him. A member of the Board who verbally gives his or her consent must confirm it in writing.

(c) Written confirmation shall be sent to the Chairman and the Secretary by any means that ensures that it is received.

(d) The agreements adopted in terms of this clause shall be transcribed in the respective minutes book and this minutes shall be authorized with the signature of the Chairman and the Secretary, adding to it the documents in which the adopted resolutions are recorded.

TWENTY-FIRST. FACULTIES OF THE BOARD OF DIRECTORS.

The Board of Directors shall be in charge of defining the general business strategy of the Company and the legal persons that it controls, it will supervise the management and conduct of the business, as well as the performance of the Chief Executive Officer and its Relevant Chief Officers, for which it will have the broader powers and functions that are not reserved by legal provision to another body, which shall include but not be limited to the following (which shall be determined by the Board of Directors):

(a) Supervise the management and conduction of the operations carried out with respect to the purpose of the Company or those that are a direct or indirect consequence and of the legal entities that it controls, considering the relevance that these latter have in the financial, administrative and legal situation of the Company, through the committee or committees that carry out the functions of corporate governance and audit, within the scope of their respective competences;

(b) Supervise the performance of the Chief Executive Officer and other Relevant Officers, through the committee or committees that perform the functions of corporate governance and audit, within the scope of their respective competences;

(c) Approve, with the prior opinion of the competent committee:

(i) The policies and guidelines for the use or exploitation of the assets that comprise the patrimony of the Company and of the legal entities that it controls, by related persons, in accordance with the definition of said term in the Securities Market Law (Ley del Mercado de Valores).

(ii) Each individual transaction with related persons that the Company or the legal entities it controls intends to engage. The approval of the Board of Directors shall not be required for the operations indicated below, when they adhere to the policies and guidelines approved by the Board:

(A) Transactions which, due to their amount, are of no relevance to the Company or to the legal entities it controls;

(B) Transactions between the Company and the legal entities that it controls or in which it has significant influence, or between any of them, provided that they are part of the ordinary or habitual core business and are considered to be carried out at market prices or supported by valuations carried out by external specialists; and

(C) Transactions with employees, provided that they are carried out under the same conditions as with any customer or as a result of general employment benefits.

(iii) Transactions carried out simultaneously or successively which, due to their characteristics, are considered to be a single transaction and which are intended to be carried out by the Company or by the legal entities it controls, during the period of a fiscal year, when they are unusual or non-recurring, or their amount is significant, based on the figures corresponding to the close of the immediately preceding quarter, in any of the following cases:

(A) The acquisition or alienation of assets with a value equal to or greater than 5% (five percent) of the consolidated assets of the Company; and

(B) The granting of guarantees or the assumption of liabilities for an amount equal to or greater than 5% (five percent) of the Company’s consolidated assets.

Investments in debt securities or banking instruments are excepted, provided that they are made in accordance with the policies approved by the Board for that purpose.

(iv) The appointment, election and, as the case may be, dismissal of the Chief Executive Officer of the Company, his integral remuneration, as well as the policies for the appointment and remuneration of the other Relevant Officers. The Chief Executive Officer might be a shareholder, member of the Board, member of other administrative bodies or an external individual. He/she shall have the faculties and obligations conferred by mandate of Law and those provided in these Bylaws, or to him/her at his/her appointment;

(v) The policies for the granting of loans, or any type of credits or guarantees to related parties.

(vi) The exceptions so that a member of the Board, Relevant Officer or person with executive authority, takes advantage of business’ opportunities for himself or in favor of third parties, which correspond to the Company or to the legal entities that it controls or in which it has significant influence. The exceptions for operations whose amount is less than that mentioned in numeral (iii) above may be delegated to the committee responsible for corporate governance.

(vii) The internal control and audit guidelines of the Company and of the legal entities controlled by it.

(viii) The Company’s accounting policies, in accordance with the accounting principles recognized or issued by the competent stock exchange authorities through provisions of general observance.

(ix) The financial statements of the Company.

(x) The hiring of the legal person designated by the audit committee to provide the external audit services and, where appropriate, additional or complementary services to those of the external audit.

(xi) Approve the terms and conditions for the tender offer and disposal treasury shares of the Company issued pursuant to the provisions of Article 53 (fifty-three) of the Securities Market Law (Ley del Mercado de Valores).

(xii) Designate the person or persons in charge of carrying out the acquisition or placement of shares authorized by the Meeting of Shareholders, pursuant to Article 56 (fifty-six) of the Securities Market Law (Ley del Mercado de Valores), as well as the terms and conditions of such acquisitions and placements, within the limits established by the Securities Market Law (Ley del Mercado de Valores) itself and by the Shareholders’ Meeting and inform the Shareholders’ Meeting of the result, in any fiscal year, of the exercise of such attributions.

(xiii) Appoint provisional members of the Board, in accordance with the provisions of the Securities Market Law (Ley del Mercado de Valores).

(xiv) Approve the terms and conditions of the judicial settlement by virtue of which it is intended to terminate any action for breach of the duty of diligence or the duty of loyalty by any member of the Board.

(d) Submit to the General Meeting of Shareholders on the occasion of the close of the fiscal year:

(i) The reports of the Chairmen of the committee or committees that exercise the corporate governance and audit functions, in relation to the exercise of their functions.

(ii) The report of the Chief Executive Officer made under the terms of paragraph (k) of Clause Twenty-Eight of these Bylaws, accompanied by the opinion of the external auditor.

(iii) The opinion of the Board of Directors on the content of the report of the Chief Executive Officer.

(iv) The report referred to in paragraph (b) of Article 172 (one hundred and seventy-two) of the General Law of Corporations (Ley General de Sociedades Mercantiles), containing the main accounting and information policies and criteria used for the preparation of the financial information.

(v) The report of the operations and activities in which it has intervened pursuant to the provisions of the Securities Market Law (Ley del Mercado de Valores).

(e) Consider the main risks to which the Company and the legal entities that it controls are exposed, identified by the committees, the Chief Executive Officer and the external auditor, as well as the accounting systems, internal control and internal audit, registry, files or information of the Company and its subsidiaries through the committee in charge of the performance of audit functions.

(f) Approve the information and communication policies with the shareholders and the market, as well as with Relevant Officers and members of the Board, in order to comply with the provisions of the Securities Market Law (Ley del Mercado de Valores).

(g) Determine the corresponding actions, in order to remedy the irregularities of which they are aware and implement the corresponding corrective measures.

(h) Establish the terms and conditions to which the Chief Executive Officer shall adhere in the exercise of powers to perform acts of ownership.

(i) Command the Chief Executive Officer to disclose to the public any relevant events of which he is aware.

(j) Decide, at the proposal of the Chairman of the Board or the Chief Executive Officer, on matters relating to the acquisition or sale by the Company of shares, bonds or securities or its participation in other companies or funds and to the acquisition, construction or sale of real estate;

(k) Determine on the policy and guidelines for the acquisition and placement of shares of the Company;

(l) Create special committees as it deems necessary or advisable for the performance of the operations of the Company, including an executive committee and the committee or committees that perform the functions of audit and corporate governance under the terms of the applicable provisions of the Securities Market Law (Ley del Mercado de Valores) and designate its members. These committees might be formed by members of the Board with an ownership stake, independent members of the Board or Officers of the Company, with the exception of the committee or committees that carry out the functions of audit and corporate governance, which shall be conformed exclusively by independent members of the Board. The appointment of the members of such committees shall be made at the proposal of the Chairman of the Board.

(m) Approve the appointment of the internal auditor, at the proposal of the Chairman of the Board;

(n) Approve annually, the operating expenses of the special committees, as well as from time to time of the internal regulations for each of the committees;

(o) Approve the payment of bonuses granted under the share plans that are assigned to the officers and employees of the Company and of its controlled entities charged against the results of these and of the Company itself, in accordance with the rules approved by the General Meeting of Shareholders and the determinations of the procedures established by the Board of Directors itself;

(p) Execute the resolutions of the Meetings of Shareholders, delegate the faculties that by law are not non-transferable to the committees that the Board of Directors itself determines, or in one or some of the members of the Board, in the Chairman of the Board, in the Chief Executive Officer, in the attorneys-in-law that it designates for this purpose so that they may exercise them in the business or businesses and in the terms and conditions that the Board of Directors itself designates;

(q) Perform any other function provided for in the Securities Market Law (Ley del Mercado de Valores), in the Corporate Bylaws or at the request of the Meeting of Shareholders, and

(r) Approve or deny the authorization of any acquisition that any person or entity or group of persons or entities, shareholder or group of shareholders intends to make, directly or indirectly, by any means and in one or a series of consecutive operations or not, of a participation in the capital stock of the Company equal to or greater than 20% (twenty percent) of the total issued capital stock of the Company, and establish the criteria and policies to be applied for the issuance or refusal of such authorization by the Board, which in any case must be issued within a period not exceeding 90 (ninety) calendar days from the date on which the Board, through its Chairman, has received the duly filled request for authorization.

TWENTY-SECOND. ADDITIONAL FACULTIES OF THE BOARD OF DIRECTORS; RESPONSIBILITIES OF THE MEMBERS OF THE BOARD AND LIMITATIONS.

In addition to the foregoing clause, the Board of Directors shall have the power to instruct the Chief Executive Officer to grant or revoke all kinds of general, special and/or limited powers of attorney by the Company, in favor of one or more members of the Board itself, employees and/or officers of the Company and/or its subsidiaries and, in general, any other third party, whether an individual or legal entity, being able to include in these powers the power to delegate and/or replace them.

1. Duty of Diligence. The members of the Board shall act in accordance with the duty of diligence contemplated in Article 30 (thirty) and following of the Securities Market Law (Ley del Mercado de Valores).

To this end, they shall have the right to request, at any time and according to the terms they deem appropriate, information from officers of the Company and from the legal entities controlled by the Company.

In accordance with the provisions of the Securities Market Law (Ley del Mercado de Valores) and the general provisions issued for this purpose by the Commission, any member of the Board who fails to comply with his duty of diligence shall be held jointly and severally liable with other directors who have failed or guilty, for any damages caused to the Company, which shall be limited to direct damages and losses, but not punitive or consequential, caused to the Company and to the cases in which the member of the Board in question acted fraudulently, in bad faith, with gross negligence or unlawfully.

2. Duty of Loyalty. The members of the Board must act in accordance with the duty of loyalty contemplated in Article 34 (thirty-four) and following of the Securities Market Law (Ley del Mercado de Valores).

The members of the Board and the secretary, if they had a conflict of interest, must refrain from participating in the corresponding matter and from being present in the deliberation and voting of said matter, without affecting the quorum required for the installation of the Board.

The members of the Board shall be jointly and severally liable with their predecessors for any irregularities they may have committed if they do not notify the Audit Committee and the external auditor in writing of such irregularities. Likewise, the members of the Board will be obliged to inform the Audit Committee and the external auditor of all irregularities that, during the exercise of their office, they become aware of and that are related to the Company or to the legal entities it controls or in which it has significant influence.

According to the provisions of the Securities Market Law (Ley del Mercado de Valores), particularly in the provisions of Articles 34 (thirty-four) to 37 (thirty-seven) and by the general provisions issued for this purpose by the Commission, the breach by any member of the Board or by the Secretary of his/her duty of loyalty, shall hold him jointly and severally liable with other members of the Board and with the Secretary in breach or guilty, for the damages caused to the Company and in any case the guilty parties shall be removed from office.

3. Action of Liability. The liability resulting from the violation of the duty of diligence or the duty of loyalty shall be exclusively in favor of the Company or the legal entity it controls and may be exercised by the Company or by the shareholders who, individually or jointly, hold shares, common or with limited voting rights, restricted or without voting rights, representing 5% (five per cent) or more of the capital stock. The corresponding plaintiff may only settle in court the amount of the indemnity for damages and losses, if the Board of Directors has approved the terms and conditions of the corresponding judicial agreement.

4. Exemptions of Liability. The members of the Board of Directors shall not be liable for any damages caused to the Company or to the legal entities controlled by it or over which it has a significant influence, when the member of the Board in question acts in good faith and any exclusion of liability cases of those referred to in Article 40 (forty) of the Securities Market Law (Ley del Mercado de Valores) takes place.

TWENTY-THIRD. POWERS AND DUTIES OF THE CHAIRMAN OF THE BOARD.

The Chairman of the Board shall have the following powers:

(a) To represent the Board of Directors before all kinds of persons and authorities;

(b) To propose to the Board of Directors the strategies for conducting the business of the Company and of the entities controlled by it, as well as the actions aimed at fulfilling its corporate purpose;

(c) Ensure that the Board of Directors meets at least four (4) times during each fiscal year. It may also convene meetings of the Board of Directors, at which it shall have the casting vote;

(d) To propose for the approval of the Board of Directors the appointment of provisional directors in terms of Article 24(twenty-four) of the Securities Market Law (Ley del Mercado de Valores);

(e) To propose for the approval of the Board of Directors the appointment of the independent directors who must form part of the committee or committees that perform the functions of audit and corporate governance and such other committees as the Board may determine;

(f) To propose to the Board of Directors for approval by the General Meeting of Shareholders the person or persons who will occupy the position of chairman of the committee or committees that perform the functions of audit and corporate governance, and to propose the person who has the character of internal auditor;

(g) To propose to the Board of Directors the creation of special committees, the integration of the same and the persons who will preside over said committees;

(h) To call meetings of the Board of Directors and Meetings and to include in the Agenda the points it deems pertinent;

(i) To propose to the approval of the Board of Directors the appointment and removal of the Chief Executive Officer;

(j) To propose to the Board of Directors for approval by the General Meeting of Shareholders, with the support of the information, if any, prepared by the respective committee, the remunerations or compensations of the members of the Board;

(k) Propose for approval by the Board of Directors and coordinate the selection scheme for the succession of the Chairman of the Board and the Chief Executive Officer; and

(l) Any other powers and responsibilities conferred on it by law, these Bylaws or delegated to it by the Board of Directors itself or by the Meeting of Shareholders.

TWENTY-FOURTH. POWERS AND DUTIES OF THE SECRETARY OF THE BOARD.

They shall be the powers and duties of the Secretary of the Board of Directors or his alternate:

(a) To serve as Secretary at meetings of the Board of Directors and at Special General Meetings of Shareholders;

(b) To keep the corporate books established by Law and such other books as may be necessary in accordance with these Bylaws, which are not specifically entrusted to another officer or employee of the Company or to other entity;

(c) To notarize before a public notary the minutes of the Meetings and of the sessions of the Board of Directors when so determined by these bodies of the Company and when appropriate in accordance with the law; to issue certifications, copies, documentary proofs or extracts of the minutes of the Meeting and of the sessions of the Board of Directors, as well as of the entries they make in the books in their charge, authorizing them with their signature;

(d) To call meetings of the Board of Directors and Meetings and include in the Agenda the points it deems pertinent, and

(e) The other powers and responsibilities that are attributed by law, these Bylaws or are delegated to it by the Board of Directors itself or by the Meeting of Shareholders”.

TWENTY-FIFTH. SEVERANCE TO MEMBERS OF THE BOARD.

1. Exoneration. No member of the Board, or any Committee of the Company (including alternate members), also officers of the Company (collectively, the ‘Protected Persons’) shall be liable to the shareholders or the Company for (a) any act or omission in their duties arising from their good faith with respect to the Company which is not a material breach of the provisions of these Bylaws and which is not negligent or intentionally unlawful, (b) if applicable, any action or omission which is based on the opinion or legal advice of an attorney or in respect of accounting matters by accountants chosen by any of them with due diligence, the competence of which is not in reasonable doubt, or (c) the action or omission which has been, to the best of the knowledge and belief of the Protected Persons, the most appropriate alternative or one in which the negative equity effects of such action or omission have not been foreseeable, in each case based on information available at the time of the decision. To the extent that one of the Protected Persons is found to have acted in bad faith, with gross negligence or willful misconduct, in connection with any act or omission to act in good faith with respect to the Company that is not a material violation of the provisions of these Bylaws, such Protected Person may be liable for damages arising under Mexican law.

2. Indemnity Law. Every person who is or is a party or is threatened to be a party or is involved in an action, suit or proceeding, whether civil, criminal, administrative or investigative, (hereinafter a “proceeding”), by virtue of the fact that the person or his representative, that was (sic) a member of the Board of Directors, member of a committee or officer, of the Company or any Protected Person acting at the request of the Company as a member of the Board of directors, or officer, employee, trustee, or representative of another company, partnership, trust or legal entity (collectively, an “Indemnified Person”) , will be indemnified and hold safe and harmless by the Company to the extent permitted by Mexican law, as it stands or as it may be amended (but, in the event of any amendment, only to the extent that such amendment enables the Company to provide more extensive rights of indemnification than those rights which such law permitted the Company to provide prior to such amendment) against any expense, liability or loss (including attorneys’ fees incurred by such Indemnified Person in connection with such proceeding) and such indemnification shall have effect for the benefit of the Indemnified Person’s heirs, executors and administrators; provided, however, that except as provided in Section 3 of this Twenty-fifth Clause, the Company shall indemnify any Indemnified Person seeking indemnification in connection with a proceeding commenced by such Indemnified Person only if such procedure was authorized by the Board. The right to be indemnified granted in these Bylaws shall be a contractual right and, subject to Sections 3 and 6 of this Twenty-fifth Clause, shall include the right to be paid by the Company in respect of expenses incurred by the person in his defense of any proceeding in advance of its final settlement. The Company may, by means of a resolution of the Board, provide compensation to its employees and representatives to the same extent and with the same effects as the compensation granted to its directors and officers.

3. Procedures. Any severance pursuant to Section 2 of this Twenty-fifth Clause to an indemnified Person who is a member of the Board of Directors, member of a Committee or officer of the Company and the advance payment of such Indemnified Person’s expenses, pursuant to Section 6 of this Twenty-fifth Clause, shall be made promptly, and in any event within 30 (thirty) days after prior written request by an Indemnified Person. If the Company determines that an Indemnified Person is entitled to be indemnified pursuant to this Clause Twenty-fifth, and the Company does not respond within 60 (sixty) days following the written request for indemnification, it shall be understood that the Company has approved the request. If the Corporation denies a written request for indemnification or advance payment of expenses, in whole or in part, or if a full payment pursuant to such request has not been made within 60 (sixty) days, the right to be indemnified or the payment of advances granted in this Chapter shall be enforceable by the Indemnified Person in any court having jurisdiction. The costs and expenses incurred by an Indemnified Person who is a member of the Board of Directors, member of a Committee, officer of the Company, in connection with the establishment of the right to be indemnified (in whole or in part) such Indemnified Person in any action, shall also be indemnified by the Company. It shall be a defense to such action (other than an action commenced to enforce a claim for expenses incurred in defending any proceeding in advance or its final settlement where the required commitment, if any, has been registered to the Company) that the plaintiff has not met the standards of conduct making it permissible under these Bylaws or applicable law for the Company to indemnify such person for the amount claimed, but the burden of such defense shall be borne by the Company. The failure of the Company (including its Board, independent lawyer, or its holders of shares) to determine, prior to the commencement of the action, whether the plaintiff has met the standard of conduct set forth in this Bylaws and applicable law required for indemnification, shall not create a presumption that the plaintiff has met the applicable standard of conduct.

4. Non-Exclusive Right. The severance rights and payment of expenses incurred in the defense of a proceeding, in advance of its final settlement set forth in this Chapter, shall not be exclusive of any other right which any Indemnified Person may have or acquire in the future under any law, provision in the articles of incorporation, bylaws, agreement, vote of shareholders or disinterested members of the Board of Directors or any other.

5. Insurance. The Company may contract and maintain insurance for itself or for any other individual who is or has been a member of the Board of Directors, member of a Committee, officer, employee, trustee, or representative of the Company or who is serving at the request of the Company as a member of the Board of Directors, member of a committee, officer, employee, or representative of another company, association, trust or legal entity against any liability held against such person and incurred by such person in any capacity, regardless of whether the Company has the power to indemnify such Person against such liability under this Chapter.

6. Advance Expenses. Unless the Board of Directors determines otherwise, expenses incurred by any Indemnified Person who is a member of the Board of Directors, member of a Committee, or officer of the Company to defend a proceeding, shall be paid by the Company in advance at the conclusion of the proceeding subject to receipt by the Company of a commitment, in a form and content satisfactory to the board, by or on behalf of such Indemnified Person seeking payment of expenses to repay such amount if it is determined that such Indemnified Person is not entitled to be indemnified by the Company. Expenses incurred by other employees and representatives of the Company may also be paid in advance at the final settlement of the proceeding, subject to any terms and conditions of payment that the Board deems appropriate.

7. Indemnification of Third Parties. Persons who are not covered by the foregoing provisions of this Chapter and who are or were employees or representatives of the Company, or who act or acted as employees or representatives of another corporation, partnership, trust or legal entity, at the request of the Company, may also be indemnified at any time or from time to time to the extent authorized by the Board.

8. Contractual Right. The provisions of these Bylaws shall be construed as a contractual right between the Company and each member of the Board of Directors or officer acting in any capacity in which this Twenty-fifth Clause and the Bylaws and relevant provisions of Mexican law or other applicable laws are in force, and any waiver or modification of this Twenty-fifth Clause or any other law shall not affect any right of indemnification or existing obligation with respect to any existing state of facts or proceeding.

9. Successors. In relation to the rights of severance set forth in this Chapter, references to the “Company” shall include, in addition to any company surviving a merger or consolidation, any successor with an interest for the Company, so that any person who is entitled to indemnification by the Company under these Bylaws shall continue to be entitled to indemnification under these Bylaws in respect of such company or successor with an interest surviving, as such person would have been entitled to in respect of the Company if its independent existence had continued.

10. Compliance with Certain Laws. As the case may be, the Company shall, and shall encourage its subsidiaries to, comply at all times with the Foreign Corrupt Governance Act of the United States and the related provisions and regulations promulgated.

TWENTY-SIXTH. GUARANTEE OF THE BOARD OF DIRECTORS, CHIEF EXECUTIVE OFFICER AND RELEVANT OFFICERS.

(a) Unless required by the Ordinary General Meeting of Shareholders dealing with their appointment, the members of the Board of Directors, Chief Executive Officer and Relevant Officers shall not be required to guarantee the performance of their position in the Company.

(b) If the Ordinary General Meeting of Shareholders resolves that the fulfilment of one or more roles is guaranteed, it shall also fix the amount and conditions of the guarantee. The determination made by the Meeting shall be the same for each type of role.

SECOND CHAPTER— CHIEF EXECUTIVE OFFICER.

TWENTY-SEVENTH. APPOINTMENT AND COMMISSIONING OF THE CHIEF EXECUTIVE OFFICER.

(a) The management, conduct and execution of the business of the Company and of the legal entities controlled by the Company in conjunction with the policies and guidelines governing the general business plan of the Company approved by the Board of Directors shall be the responsibility of the Chief Executive Officer, whose appointment may fall on a company officer or any other person.

(b) The Chief Executive Officer shall remain in office indefinitely until his appointment is revoked.

TWENTY-EIGHTH. FACULTIES AND OBLIGATIONS OF THE CHIEF EXECUTIVE OFFICER.

The Chief Executive Officer, for the performance of his duties, shall have the powers and obligations established in the Bylaws and other applicable legal provisions, including, but not limited to, the following:

(a) To submit for the approval of the Board of Directors the business strategies of the Company and the legal entities it controls, based on the information that the latter provide to them.

(b) To comply with the resolutions of the Meetings of Shareholders and the Board of Directors, in accordance with the instructions, if any, issued by the Meeting itself or the Board of Directors.

(c) To propose to the committee that performs the audit functions, the guidelines of internal control and internal audit of the Company and of the legal entities it controls, as well as to execute the guidelines approved by the Board of Directors for this purpose.

(d) Subscribe the relevant information of the Company, together with the Relevant Officers in charge of its preparation, in the area of its competence.

(e) Disseminate relevant information and events that must be disclosed to the public, in accordance with the provisions of the Securities Market Act (Ley del Mercado de Valores), or any other applicable legislation.

(f) To comply with the provisions relating to the conclusion of operations for the acquisition and placement of the Company’s own shares, approved by the Board of Directors, to the extent of its powers.

(g) Exercise, by itself or through an empowered delegate, within the scope of its competence or by instruction of the Board of Directors, the appropriate corrective and liability actions.

(h) Verify that the capital contributions by the partners are made, as the case may be.

(i) To comply with the legal and statutory requirements established for declaring the payment of dividends to shareholders.

(j) Ensure that the Company’s accounting, recording, archiving or information systems are maintained.

(k) To prepare and submit to the Board of Directors the report referred to in Article 172 (one hundred and seventy-two) of the General Law of Corporations (Ley General de Sociedades Mercantiles), with the exception of the report provided for in paragraph b) of said provision.

(l) Establish the internal mechanisms and internal controls to verify that the acts and operations of the Company and of the legal entities it controls have complied with the applicable regulations, as well as to monitor the results of these mechanisms and internal controls and to take the measures that may be necessary in their case.

(m) Exercising the liability actions provided for in the Securities Market Act (Ley del Mercado de Valores) against related parties or third parties who may have caused damage to the Company or to the legal entities controlled by it or over which it has significant influence, unless, by determination of the Board of Directors and after obtaining the opinion of the committee responsible for audit functions, the damage caused is not material.

(n) To coordinate the execution of all operations inherent to the corporate purpose of the Company and of the companies controlled by it.

(o) To create committees to assist him in his functions, which shall be integrated and shall function in a manner to be determined by the Chief Executive Officer.

(p) To grant and revoke the general, limited and/or special powers instructed by the Board of Directors.

(q) Designate any other function provided for in these Bylaws or which the Meeting of Shareholders, the Board of Directors itself or the special committees require it to perform.

The Chief Executive Officer and the other Relevant Officers are subject to the liability provided for in Article 29 (twenty-nine) of the Securities Market Law (Ley del Mercado de Valores), in their respective areas of competence, for which they shall be liable for damages arising from the functions that correspond to them. Likewise, the exclusion and limitations of liability referred to in Articles 33 (thirty-three) and 40 (forty) of the Securities Market Law (Ley del Mercado de Valores) shall be applicable to them.

In addition, the Chief Executive Officer and the other Relevant Officers shall be liable for damages caused to the Company or legal entities controlled by the Company due to (i) the lack of timely and diligent attention, for reasons attributable to them, to requests for information and documentation required by the Directors of the Company within the scope of their powers, (ii) knowingly presenting or disclosing false or misleading information or (iii) performing any of the conducts referred in Article 35 (thirty-five), Sections II and IV to VII, and Article 36 (thirty-six) of the Securities Market Law (Ley del Mercado de Valores).

TWENTY-NINTH. POWERS OF THE CHIEF EXECUTIVE OFFICER.

The Chief Executive Officer of the Company, in order to exercise his functions, shall enjoy the following general powers of attorney:

(a) General for lawsuits and collections with all the general faculties and special faculties that require a special clause in accordance with the law, without any limitation, in the terms established in the first paragraph of Article 2554 (two thousand five hundred and fifty-four) of the Civil Code for the Federal District (Código Civil para el Distrito Federal), of the Civil Codes of the entities and states of the United Mexican States and of the Federal Civil Code; it shall therefore be empowered, without limitation, to file complaints, criminal complaints and grant pardons, to become an offended party or an adjuvant in criminal proceedings; to desist from attempted actions and “amparo” proceedings; to compromise, to submit to arbitration, to articulate and absolve positions, to assign assets, to challenge judges, to receive payments and to execute all other acts expressly determined by law, including representing the Company before judicial and administrative authorities, civil or criminal, before labor authorities and courts;

(b) General for acts of administration and ownership in accordance with the provisions of the second and third paragraphs of Article 2554 (two thousand five hundred and fifty-four) of the Civil Code for the

Federal District (Código Civil para el Distrito Federal), of its correlatives of the Civil Codes of the Federative Entities or States of the United Mexican States and of the Federal Civil Code, as follows:

(i) In the case of general powers of attorney for acts of administration that imply the exercise of the right to vote on shares, corporate shares or securities or rights representing capital, the Chief Executive Officer must have the prior authorization of the Board of Directors or act in accordance with the policies that it determines; and

(ii) In order to exercise acts of ownership, the powers conferred shall be limited as follows: (A) in the event of the sale of real estate owned by the Company and shares or parts of companies controlled by the Company, it must sign jointly with the persons determined by the Board of Directors or individually with the prior authorization of the Board of Directors or the Meeting of Shareholders; (B) in the case of the operations referred to in paragraph (c) of Section III (third) of Article 28 (twenty-eight) of the Securities Market Law (Ley del Mercado de Valores), with the prior authorization of the Board of Directors; and/or (C) when the operation in question involves an amount equal to or greater than 5% (five percent) of the Company’s shareholders equity, with the prior authorization of the Company’s General Ordinary Meeting of Shareholders;

(c) For acts of administration with specific powers in labor matters, in the terms of Article 2554 (two thousand five hundred and fifty-four), for two second and fourth of the Civil Code of the Federal District (Código Civil del Distrito Federal), of its correlatives in the Civil Codes in force in the Federal Entities or States of the United Mexican States and of the Federal Civil Code, as well as in accordance with the provisions of Article 2554 (two thousand five hundred and fifty-four), for two second and fourth of the Civil Code of the Federal District (Código Civil del Distrito Federal), of its correlatives in the Civil Codes in force in the Federal Entities or States of the United Mexican States and of the Federal Civil Code, as well as in accordance with the provisions of Articles 11 (eleven), 692 (six hundred and ninety-two), Sections II (second) and III (third), 786 (seven hundred and eighty-six), 876 (eight hundred and seventy-six) and other relative articles of the Federal Labor Law (Ley Federal del Trabajo), so that he may appear in his capacity as administrator and therefore as legal representative of the Company, before all the labor authorities listed in Article 523 (five hundred and twenty-three) of the Federal Labor Law (Ley Federal del Trabajo), as well as before the Mexican Social Security Institute (IMSS), and the National Fund for the Consumption of Workers (FONACOT), in all matters related to these institutions and other public bodies, being able to deduct all the actions and rights that correspond to the Company, with all the general and special faculties that require a special clause in accordance with the Law, authorizing them to commit the Company in conciliation, as well as to represent the Company in its labor relations;

(d) To subscribe, grant, endorse and guarantee all types of credit instruments, provided they are to comply with the corporate purpose of the Company, in the terms of Article 9 (nine) of the General Law of Credit Instruments and Transactions (Ley General de Títulos y Operaciones de Crédito), in cases that do not require the authorization of the Board of Directors or the Meeting; and

(e) the power to grant and delegate general and special powers, to revoke some and others and to substitute them in whole or in part, in accordance with the powers vested in it, including expressly the power so that the persons to whom it grants such powers may, in turn, grant them, delegate them, substitute them or revoke them, in whole or in part in favor of third parties.

THIRTIETH. SEVERANCE TO THE CHIEF EXECUTIVE OFFICER AND RELEVANT OFFICERS.

The Company undertakes to indemnify, to hold safe and harmless the Chief Executive Officer and the Relevant Officers, in accordance with the same terms and conditions established in Clause 25 above.

THIRD CHAPTER — COMMITTEES OF THE BOARD OF DIRECTORS.

THIRTY-FIRST. FORMATION OF COMMITTEES.

(a) The Board of Directors, on the proposal of the Chairman of the Board, shall be assisted by one or more committees established for this purpose to carry out the functions assigned to it by these Bylaws and the applicable legislation.

(b) When deciding on the creation of a committee, the Board of Directors shall establish the rules relating to the integration, powers and duties, functioning and other matters related to such committee.

THIRTY-SECOND. OVERSIGHT OF THE COMPANY.

The oversight of operations and compliance with the resolutions of the Meetings and Board of Directors shall be entrusted to one or two committees that perform the functions of audit and corporate governance, as well as to the legal entity that performs the external audit.

THIRTY-THIRD. INTEGRATION AND FUNCTIONING OF THE COMMITTEES THAT PERFORM AUDIT AND CORPORATE GOVERNANCE FUNCTIONS.

(a) The Committee or Committees that perform the functions of Audit and Corporate Governance shall be composed exclusively of independent directors and a minimum of 3 (three) members appointed by the Board of Directors at the proposal of its Chairman.

(b) The Chair or Chairs of the Audit and Corporate Governance Committees shall be appointed and removed exclusively by the General Meeting of Shareholders at the proposal of the Chairman of the Board of Directors. Likewise, the person or persons presiding over the Audit and Corporate Governance Committees shall observe the provisions of Article 43 (forty-three) of the Securities Market Law (Ley del Mercado de Valores) and all other applicable legal regulations.

(c) The Meeting of Shareholders may determine at any time that the audit and corporate governance functions be performed by two independent committees or by a single committee carrying out both functions, to be known as the Audit and Corporate Governance Committee.

(d) The terms of reference of each committee and, if applicable, the modifications and additions thereto, shall be prepared and proposed by the committee in question for approval by the Board of Directors, which shall have the ultimate authority to ratify or rectify the terms of reference and the modifications proposed to them.

(e) The Audit and Corporate Governance Committee(s) shall meet at least four (4) times a year, or as often as the circumstances of its function require. Each working session shall be attended by the administrative officers convened by the Committee and the independent auditor of the Company, who shall participate as guests with the right to speak but not to vote. The committee performing the audit functions shall meet periodically with the internal auditor and the independent auditor in sessions in which officers of the Company or of the legal entities controlled by the Company or over which the Company has significant influence, at the discretion of the committee may participate.

THIRTY-FOURTH. FUNCTIONS OF THE AUDIT COMMITTEE.

(a) The general function of the Audit Committee shall be to oversee and supervise the integrity of the financial information, the process and the accounting systems, control and registration of the Company and of the entities it controls; to supervise the technical capacity, independence and function of the legal entity that performs the external audit function, the efficiency of the internal control of the Company and the assessment of financial risks. The Audit Committee, if it is independent from the Audit and Corporate Governance Committee, must be made up of independent directors only, which must be made up of at least three (3) members, appointed by the Board of Directors through a proposal received by the Chairman of the Board.

The functions of the Audit Committee may be performed by the Audit and Corporate Governance Committee or by an independent committee designated for that purpose. The Audit Committee shall have the functions established in Section II of Article 42 of the Securities Market Law (Ley del Mercado de Valores) and any others that the Board of Directors may determine. The Company, through the Board of Directors, to support the performance of the Audit Committee, shall allocate to it the appropriate funds required by the committee to cover the compensation of the external auditor, the compensation of contracted external advisors and the ordinary administrative expenses incurred by said committee in the performance of its responsibilities, when so required.

THIRTY-FIFTH. FUNCTIONS OF THE CORPORATE GOVERNANCE COMMITTEE.

(a) The general function of the Corporate Governance Committee shall be to monitor and mitigate risks in the conduct of business or for the benefit of a specific group of shareholders, subject to the authorizations or policies issued by the Board of Directors; to supervise compliance with legal provisions and the rules of mandatory stock exchange regulation by the Company. The Corporate Governance Committee, if it is independent from the Audit and Corporate Governance Committee must be made up of independent directors only, which must be made up of at least three (3) members, appointed by the Board of Directors through a proposal received by the Chairman of the Board.

The functions and duties of the Corporate Governance Committee shall include those listed in Section I of Article 42 of the Securities Market Law (Ley del Mercado de Valores), and any others determined by the Board of Directors. The functions of the Corporate Governance Committee may be performed by the Audit and Corporate Governance Committee or by an independent committee designated for such purpose.

THIRTY-SIXTH. OPERATIONS ADVISORY COMMITTEE OR EXECUTIVE COMMITTEE.

(a) The Company may have an Operations Advisory Committee, which may also be called the Executive Committee, consisting of the number of proprietary or alternate members of the Board of Directors of the Company appointed by said Board of Directors, who may or may not be independent members, as well as by the Chief Executive Officer or such third parties that Board of Directors of the Company may determine and appoint. The members of the Operations Advisory Committee shall be appointed indefinitely, until the Company’s Board of Directors removes them from office. The members of the

Operations Advisory Committee may be re-elected and shall receive remuneration determined by the Ordinary General Meeting of Shareholders or the Board of Directors.

(b) The Operations Advisory Committee shall meet at the call of the Secretary of the Board of Directors or his alternate, at the request of the Chairman of the Operations Advisory Committee or any 2 (two) of its members, at least 5 (five) calendar days in advance. The external auditor of the Company may be summoned as a guest with the right to speak but not to vote. The notice shall be sent by mail, telegram, telefax, messenger service or any other means that ensures that the members of said Committee will receive it at least five (5) calendar days prior to the date of the session.

(c) For the sessions of the Operations Advisory Committee to be valid, the attendance of at least a majority of its members shall be required. Resolutions of the Operations Advisory Committee shall be approved by a majority vote of its members present.

(d) Resolutions adopted out of session of the Operations Advisory Committee, by unanimity of its members, shall have for all legal effects the same validity as if they had been adopted in Committee session, provided that they are confirmed in writing. Resolutions adopted under this paragraph shall be written down in the special book referred to in the last paragraph of this Clause.

(e) The purpose of the Operations Advisory Committee shall be to advise the Board of Directors in connection with the continuing operations of the Corporation; it being understood, however, that the Operations Advisory Committee shall not have the authority to approve matters, but shall only have the power to make proposals to the Board of Directors of the Company. The Operations Advisory Committee shall also have also (sic) the purpose of advising the Board of Directors on the fulfilment of objectives by officers so that a recommendation may be made in terms of remuneration to Relevant Officers.

(f) Minutes of each session of the Operations Advisory Committee shall be taken and transcribed in a special book in which the attendance of the members of the Committee and the resolutions adopted shall be recorded and signed by those who acted as Chairman and Secretary.

THIRTY-SEVENTH. HIRING OF EXTERNAL AUDITORS AND ADVISORS.

(a) The Audit Committees (sic) and the Corporate Governance Committee shall have the faculty to contract legal, accounting, financial and any other professional specialty advice and assistance that they deem necessary or convenient to fulfill their duties and responsibilities.

(b) The Audit Committee shall also have the power to appoint, compensate, retain and supervise the work performed by the independent auditor.

(c) The Company, through the Board of Directors, in order to support the performance of the Audit Committee, shall allocate to it the appropriate funds required by said Audit Committee to cover the compensation of the independent auditor, the compensation of contracted external advisors and the ordinary administrative expenses incurred by the said Audit Committee in the performance of its responsibilities.

TITLE FOUR - SHAREHOLDERS’ MEETINGS THIRTY-EIGHTH. SUMMONS TO MEETINGS, QUORUMS AND RESOLUTIONS.

(a) Summon for General, Ordinary or Extraordinary Meetings. The General Shareholders’ Meetings, Ordinary or Extraordinary, shall be held in accordance with the provisions of the General Law of Corporations (Ley General de Sociedades Mercantiles) and these Bylaws, and the respective calls indicating the place, date and time of celebration and the matters to be dealt with according to the agenda shall be published in the electronic system established by the Ministry of Economy, no less than 15 (fifteen) calendar days prior to the first call. The Company must also provide such publication directly to any shareholder who requests it, which will be delivered to the address that the shareholder has provided (sic) for such purpose. If the General Meeting of Shareholders, Ordinary or Extraordinary, cannot be held on the day indicated for its meeting, a second call will be published with expression of this circumstance, in which it will be cited for a date not earlier than 5 (five) calendar days of that for which it was indicated in the first call. The Company shall provide such publication directly to any shareholder who requests it, which shall be delivered to the address that the shareholder has provided (so) for such purpose. They may also be held without prior notice when the holders of all the shares are present at the time of voting. As soon as the first call for the Shareholders’ Meeting is published, information and documents relating to each of the items on the Agenda must be made available to shareholders immediately and free of charge.

(b) Minority Rights to Summon General Meetings. Shareholders owning shares with voting rights, even limited or restricted, that individually or jointly hold ten percent of the Company’s capital stock shall have the right to request the Chairman of the Board of Directors or the chairmen of the corporate governance and audit committees, at any time, to call a General Shareholders’ Meeting, without the percentage indicated in Article 184 (one hundred and eighty four) of the General Law of Corporations (Ley General de Sociedades Mercantiles) being applicable.

(c) Special Meetings. Special Meetings shall be subject to the same requirements that apply to Extraordinary General Shareholders Meetings.

(d) Quorum and Resolutions of Ordinary Meetings. In order for an Ordinary General Shareholders’ Meeting to be considered legally convened by virtue of the first call, at least fifty percent of the shares representing the subscribed and paid-in capital stock with voting rights must be represented, and its resolutions will be valid when they become by majority vote of the represented shares. In the event of second or subsequent call, Ordinary Shareholders’ Meetings may be validly held regardless of the number of shares represented, and their resolutions shall be valid when adopted by a majority of the votes of the shares represented.

(e) Quorum and Resolutions of Extraordinary Meetings. In order for an Extraordinary General Shareholders’ Meeting to be considered legally convened by virtue of first call, at least 75% (seventy-five percent) of the shares representing the subscribed, paid and voting capital stock must be represented at the Meeting in question, and its resolutions shall be valid when adopted by the favorable vote of shares representing the subscribed, paid and voting capital stock representing more than half of the capital stock and, in the case provided for in Clause Twelve of these Bylaws, the favorable vote of 95% (ninety-five percent) of the shares representing the subscribed and paid capital stock of the Company shall be required. In the event of second or subsequent call, Extraordinary Shareholders’ Meetings may be validly held if at least 51% (fifty-one percent) of the shares representing the subscribed and paid-in capital stock, represented by ordinary shares with voting rights, are represented, and their resolutions will be valid if they are taken by the favorable vote of shares representing the subscribed, paid-in capital stock with voting rights representing more than half of the capital stock.

THIRTY-NINTH. SUPREMACY OF THE GENERAL MEETINGS OF SHAREHOLDERS.

The General Shareholders’ Meeting is the supreme body of the Company and all other bodies shall be subject to its resolutions or agreements.

FORTIETH. ORDINARY GENERAL MEETINGS OF SHAREHOLDERS.

(a) The Ordinary General Shareholders’ Meetings shall be held on the date appointed by the Board of Directors, but in any case they must meet at least once a year within the 4 (four) months following the closing of each fiscal year.

(b) The Ordinary General Assemblies will take care of the following matters:

(i) know and resolve the issues referred to in Article 181 (one hundred and eighty one) of the General Law of Corporations (Ley General de Sociedades Mercantiles), including the report referring to the consolidated and unconsolidated financial statements of the Company referred to in the general statement of Article 172 (one hundred and seventy two) of the General Law of Corporations (Ley General de Sociedades Mercantiles), relating to the immediately preceding financial year of the Company, when the Company holds (50% fifty percent) or more of the capital of other companies, or that by any title has the power to determine its management, provided that said investment is equal to or greater than 20% (twenty percent) of the Company’s stockholders’ equity;

(ii) appoint and remove those who chair the committee(s) that perform the audit and corporate governance functions;

(iii) Assess the independence of the proposed members of the Board of Directors as independent directors and establish if it so determines, additional requirements to qualify a member of the Board as independent, in addition to those provided for in the Securities Market Law (Ley de Mercado de Valores);

(iv) approve the operations that the Company or the legal entities it controls intends to carry out, during the period of a fiscal year, whose value represents 20% (twenty or one hundred) or more of the consolidated assets of the Company, based on the figures corresponding to the close of the quarter immediately prior to the date on which it intends to enter into the operation, in any form or in any other form that it considers as a single operation;

(v) approve, at the proposal of the Board of Directors, the contracting of liability insurance for the members of the Board of Directors, the General Manager and the Relevant Directors. The approval must include a commitment to cover the payment of any remaining indemnities not covered by the corresponding insurance, with a charge to the Company’s results;

(vi) approve the reports of the Audit and Corporate Governance Committee(s) referred to in Article 43 (forty-three) of the Securities Market Law (Ley de Mercado de Valores);

(vii) approve the report prepared by the Chief Executive Officer pursuant to Article 44 (forty-four), Section XI of the Securities Market Law (Ley de Mercado de Valores), accompanied by the external auditor’s report;

(viii) approve the opinion of the Board of Directors on the contents of the Chief Executive Officer’s report referred to in the preceding subparagraph;

(ix) approve the report on the operations and activities in which the Board of Directors has intervened pursuant to the provisions of the Securities Market Law (Ley de Mercado de Valores), presented to it by said Board of Directors pursuant to Article 28 (twenty-eight), Section IV, subsection e) of the Securities Market Law (Ley de Mercado de Valores);

(x) if applicable, designate the maximum amount of funds that may be allocated to share repurchases; and

(vi) (sic) any other matter not expressly reserved to the competence of the Extraordinary Meeting or Special Meeting of Shareholders.

(c) Ordinary General Meetings shall meet the installation and voting requirements set forth in these Bylaws.

FORTY-FIRST. EXTRAORDINARY GENERAL MEETINGS OF SHAREHOLDERS.

(a) The Extraordinary General Meetings shall meet to deal with any of the matters set forth in Article 182 (one hundred and eighty-two) of the General Law of Corporations (Ley General de Sociedades Mercantiles) and any other matter which under the law or these Bylaws requires a qualified majority of shareholders, including:

i. redemption by the Company of shares of its capital stock with distributable profits and the issuance of shares with limited voting rights, preferential shares or shares of any class other than ordinary shares;

ii. cancellation of the registration of shares representing the capital of the Company or of securities representing such shares of the National Securities Registry;

iii. increase in capital pursuant to Article 53 (fifty-three) of the Securities Market Law (Ley de Mercado de Valores);

iv. other matters for which the applicable legislation or the Bylaws expressly require a special quorum.

(b) Extraordinary General Assemblies shall have the installation and voting requirements set forth in these Bylaws.

FORTY-SECOND. MINORITY RIGHTS.

(a) Shareholders of the Company who, individually or as a whole, hold shares with voting rights, even limited or restricted or without voting rights, representing 5% (five per cent) or more of the Company’s capital stock, may exercise liability against the directors. The liability arising from the actions of the directors shall be exclusively in favor of the Company.

(b) Shareholders with voting rights, even on a limited or restricted basis, who hold at least ten percent of the shares of the capital stock in a Meeting, may request that the vote on any matter in respect of which they do not consider themselves sufficiently informed be postponed once, for three (3) calendar days and without the need for a new call, without the percentage indicated in Article 199 (one hundred and ninety-nine) of the General Law of Corporations (Ley General de Sociedades Mercantiles) being applicable.

(c) Shareholders with voting rights shares, even on a limited or restricted basis, representing at least 20% (twenty percent) of the capital stock, may oppose judicially the resolutions of the General Meetings, in respect of which they have voting rights, without the percentage referred to in Article 201 (two hundred and one) of the General Law of Corporations (Ley General de Sociedades Mercantiles) being applicable.

FORTY-THIRD. ATTENDANCE TO THE SHAREHOLDERS MEETINGS.

(a) The Shareholders who appear in the register of shares kept by the Company as owners of one or more shares shall be admitted to the Meeting, and this may be recorded in accordance with the provisions of the Securities Market Law (Ley de Mercado de Valores), with the certificates issued by an institution for the deposit of securities, complemented with the certificates of the participants. In order for shareholders registered in the Company’s share registry to have the right to attend the Meetings, they must deposit their shares in a Mexican institution authorized to deposit securities or leave them in the hands of the Secretary of the Board of Directors in the office established at the corporate address or in a credit institution in the country or abroad.

They must also, in the opinion of the Secretary of the Board of Directors, or the person appointed by the Board of Directors (designated by the corresponding shareholder or, as the case may be, the beneficiary of the brokerage contract or analogous instrument, meets the requirements referred to in these Bylaws (including the nationality of the holder) or that they are credit institutions acting as trustees in trusts constituted by the Company for the benefit of its employees or the employees of its Subsidiaries or for altruistic purposes and credit institutions acting as trustees in a neutral investment trust constituted by the Company and to which shares of the Company have been contributed as underlying assets to issue securities in Mexico or abroad. In the event that the provisions of this Clause are not proved, the person concerned shall not have the right to participate in the Meeting, and consequently will not be able to exercise the corporate rights corresponding to the Shares and the provisions of the corresponding provisions of these Bylaws shall apply.

(b) The deposit held by the Company and the verification of compliance with nationality requirements referred to in the preceding paragraph must be made at least one day before the day appointed for the Meeting. An admission card will be issued to the Meeting against the deposited shares, which will express the number and class of shares covered, the name of the shareholder and the number of votes corresponding to him. If the deposit is made in a credit institution, the respective certificate against which the admission card will be delivered to the Meeting shall also be presented to the Company at least one day before the date indicated for the Meeting. The actions and certificates exhibited will be returned after the Meeting, against the receipt that had been issued.

(c) Likewise, the persons who attend the Company’s Meetings on behalf of the shareholders may accredit their personality by means of a power of attorney granted on forms drawn up by the Company itself. The powers of attorney drawn up by the Company must meet the following requirements:

(i) Indicate in a notorious manner the name of the Company, as well as the respective agenda;

(ii) Contain space for the instructions given by the grantor for the exercise of power;

(iii) Contain a confirmation in the sense that it does not fall under any of the assumptions referred to in Clause Eight, subsection (a) of these Bylaws; and

(iv) Any other requirement or information established by the Board of Directors.

(d) The falsehood or omission of the information contained in the form will result in the votes cast by the shareholder in question being null and void.

(e) The Company shall keep at the disposal of the securities market intermediaries that accredit having the representation of the Company’s own shareholders, the form prepared by the Company, which must meet the requirements set forth in Article 49 (forty-nine), Section III, of the Securities Market Law (Ley de

Mercado de Valores), at least 15 (fifteen) calendar days prior to the holding of each Meeting, of which the Secretary shall ascertain and report to the Shareholders Meeting, recording it in the Minutes of the Meeting.

(f) The Company must have at the disposal of the securities market intermediaries that accredit having the representation of the Company’s own shareholders, in the corporate address, the information and documents related to each one of the points contained in the agenda of the corresponding Shareholders’ Meeting, free of charge and with at least 15 (fifteen) calendar days prior to the date of the Meeting.

(g) The Secretary of the Board of Directors of the Company shall be obliged to ensure the observance of the provisions of the preceding paragraphs and to inform the Meeting thereof, which shall be recorded in the respective minutes.

FORTY-FOURTH. MEETINGS OFFICIALS; MINUTES.

(a) The Meetings shall be chaired by the Chairman of the Board of Directors and, in his absence or absence, by the one appointed by the Meeting. The secretary of the Board of Directors shall act as its secretary and, in his absence, by his alternate and, in their absence or absence, by the person appointed by the Chairman or the Meeting.

(b) The Chairman shall appoint scrutineers, as he deems appropriate to formulate the attendance list and the tally of the shares, as appropriate.

(c) Minutes of each Meeting shall be taken and signed by the presiding Secretary and the scrutineers.

(d) Copies, records or extracts of the minutes of the Meetings which it is necessary to draw up for any reason shall be authorized by the Secretary of the Meeting or his alternate, failing that by the Secretary of the Meeting or by the special delegate appointed by the Meeting for such purpose.

TITLE FIFTH - FISCAL YEAR AND FINANCIAL STATEMENTS.

FORTY-FIFTH. FISCAL YEARS.

The fiscal year of the Company shall run from the first of January to the thirty-first of December of each year.

FORTY-SIXTH STATE. FINANCIAL STATEMENTS.

(a) An audited balance sheet and income statement shall be drawn up at the end of each fiscal year and shall contain all the information necessary to verify the financial statement of the Company at the closing date of the fiscal year that ended.

(b) The balance sheet and documents referred to in Article 172 (one hundred and seventy-two) of the General Law of Corporations (Ley General de Sociedades Mercantiles) must be concluded within four (4) months following the closing of each fiscal year and must be made available to the shareholders, with the anticipation established in Article 173 (one hundred and seventy-three) of the General Law of Corporations (Ley General de Sociedades Mercantiles) and pursuant to the provisions of these Bylaws, without being required to be published in the Official Gazette of the Federation, pursuant to the provisions of Article 104 (one hundred and four) of the Securities Market Law (Ley de Mercado de Valores).

FORTY-SEVENTH. PROFIT SHARING.

After making the necessary separations for the payment of taxes, creation or increase of the legal reserve fund until it reaches one fifth of the capital stock, the remainder, if any, will be applied for the constitution of the reserve for the repurchase of shares or other that are required or as resolved by an Ordinary General Meeting of Shareholders.

TITLE SIXTH - DISSOLUTION AND LIQUIDATION OF THE COMPANY.

FORTY-EIGHTH. DISSOLUTION.

The Company will be dissolved in the cases provided for by the General Law of Corporations (Ley de Mercado de Valores).

FORTY-NINTH. LIQUIDATION.

Once the Company has been dissolved, it will be put into liquidation, which will be in charge of one or several liquidators who will be appointed by the Shareholders’ Meeting.

FIFTEENTH. POWERS OF THE LIQUIDATOR.

Except as provided by the General Shareholders’ Meeting, the liquidator or liquidators shall have the powers attributed to them by Article 242 (two hundred and forty-two) of the General Law of Corporations (Ley General de Sociedades Mercantiles) and will distribute the remainder among the shareholder’s subject to the rules established by Articles 113 (one hundred and thirteen), 247 (two hundred and forty-seven) and 248 (two hundred and forty-eight) of the same Law and by these Bylaws.

FIFTY-FIRST. REGISTRATION OF LIQUIDATORS.

Until it has been registered in the Public Registry of Commerce, the appointment of the liquidators and they have not taken office, the Board of Directors and the Chief Executive Officer of the Company shall continue to perform their duties, but they may not initiate new operations after the resolution of dissolution of the Company has been approved by the General Shareholders’ Meeting or the existence of its legal cause has been verified.

TITLE SEVENTH - APPLICABLE LAW, JURISDICTION AND FEDERAL LAW OF TELECOMMUNICATIONS AND BROADCASTING.

FIFTY-SECOND. APPLICABLE LAW AND JURISDICTION.

These Bylaws shall be construed in accordance with Mexican law and any action based thereon shall be subject to the exclusive jurisdiction of the competent courts of Mexico City.

FIFTY-THIRD. FEDERAL LAW OF TELECOMMUNICATIONS AND BROADCASTING.

In terms of article 112 of the Federal Law of Telecommunications and Broadcasting (Ley Federal en Telecomunicaciones y Radiodifusión), the Company, as a concessionaire, shall submit to the Federal Institute of Telecommunications (“Institute”), at the latest on the thirty-first day of each year, its shareholding structure or of the social parts in question, with their respective percentages of participation, together with a list of the shareholders who own five percent or more of the company’s capital stock, as well as the names of the individuals who directly or indirectly hold ten percent or more of the company’s capital stock, its main shareholders and their respective percentages of holding, which shall be accompanied by the information in the format determined by the Institute.

In any event of subscription or transfer of shares or parts of the company in an act or succession of acts, representing ten percent or more of the amount of its capital stock, and provided that the obligation to notify the operation is not updated pursuant to the provisions of the Federal Economic Competition Law (Ley Federal de Competencia Económica), the concessionaire shall be obliged to observe the following regime:

I. The concessionaire shall give notice to the Institute of the intention of those interested in subscribing or disposing of the shares or parts of the company, either directly or indirectly, and shall accompany the notice with detailed information of the persons interested in acquiring the shares or parts of the company;

II. The Institute shall have a term of ten working days counted from the presentation of the notice, to request the opinion of the Ministry of Communications and Transportation (“Ministry”);

III. The Ministry shall have a period of thirty calendar days in which to express an opinion, and

IV. The Institute shall have a term of fifteen working days counted from the date of receipt of the opinion of the Ministry or, in the event that no opinion has been issued, from the date on which the plan referred to in the foregoing fraction expires, to object with justified cause to the operation in question. Once the said plan has passed without the operation having been objected to by the Institute, it shall be deemed authorized.

Transactions that have not been objected to by the Institute must be entered in the register of shareholders or partners of the legal entity, without prejudice to the authorizations required from other authorities in accordance with the applicable legal, regulatory and administrative depositions.

The notice referred to in section I of this clause shall not be required when the subscription or transfer refers to shares or parts of the company representing a neutral investment in terms of the Foreign Investment Law (Ley de Inversión Extranjera) or in the case of capital increases subscribed by the same shareholders, provided that the proportion of participation of each of them in the corporate capital is not modified.

Nor shall the notice referred to in section I of this clause be required in the case of mergers, spin-offs or corporate restructurings, provided that the changes in ownership are within the same control group or within the same economic agent. To this end, the operation must be notified to the Institute within thirty calendar days of its completion.

In the event that the person interested in subscribing or acquiring shares or parts of the company is a legal entity, in the notice referred to in section I of this clause, it must present the necessary information for the Institute to know the identity of the individuals who have patrimonial interests greater than ten percent of the capital of said legal entity.

In the event that the obligation to notify a concentration is updated in accordance with the provisions of the Federal Economic Competition Law (Ley Federal de Competencia Económica), the Institute will process the request in accordance with the provisions for such procedure in the relevant law, also considering the criteria established in the Federal Telecommunications and Broadcasting Law (Ley Federal de Telecomunicaciones y Radiodifusión).

THIRD. - Armando Jorge Rivero Laing and/or, Erik González Laureano, and/or Erika Pintos Gutiérrez, and/or Paulina Vallejo Larracilla, as delegates of the extraordinary general meeting of shareholders, so that any of them may do so indistinctly, jointly or individually, (i) appear before the notary public of their choice to legalize the minutes of this meeting (either in their entirety or as appropriate), and to request the issuance of certified copies of these minutes that were requested of them, (ii) personally or through third parties, process the registration of the public instrument containing the formalization, in whole or in part, of the minutes of the meeting in the Public Registry of Commerce of the corporate address of the Company, (iii) grant and sign all documents that were necessary or convenient to comply with and formalize the resolutions adopted by the Meeting, including but not limited to notices and publications that in their case must be given in accordance with the applicable legal provisions, and (iv) in general, perform any acts and/or actions before entities.